Exhibit 19.1

SCORPIUS HOLDINGS, INC.

AMENDED AND RESTATED CORPORATE TRADING POLICY

APRIL 2025

This policy supersedes any previously dated policies related to the trading of the Company’s securities for all Board members, officers, employees and consultants.

I.        GENERAL POLICY

1.1       The purpose of this policy and procedure is to assure compliance with the laws prohibiting “insider trading” in Scorpius Holdings, Inc.’s, previously known as Heat Biologics, Inc. and NightHawk Biosciences, Inc., (“Scorpius” or the “Company”) securities and disclosure (or “tipping”) of material, non-public information to outsiders. This Policy has been adopted by the Board of Directors of Scorpius.  It applies to all employees, consultants, officers, and directors of Scorpius.

1.2       This policy and procedure are to provide employees, officers, consultants and Board members with meaningful guidance to avoid individual and/or Company liability under the securities laws, the appearance of impropriety and resulting damage to s business reputation.

II.        DEFINITIONS

2.1       Company.  Scorpius and its direct subsidiaries.

2.2       Chief Financial Officer.  The Chief Financial Officer is that officer of the Company appointed to such office by the Board of Directors in accordance with the by-laws of the Company.

2.3       “Insider” Employees.  Employees and officers who, by virtue of their position or responsibilities, may have access to Material, Non-public Information.  For purposes of this Policy, such Covered Persons are the individuals described below (collectively, “Covered Persons”):

(a)	Current Directors of the Company and its affiliates;
(b)

“Executive officers” of the Company as described in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and all individuals designated as “officers” of the Company for purposes of Section 16 under the Exchange Act (“Section 16 Officers”);

All employees in the Finance and Investor Relations departments of the Company and its affiliates;

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(c)	Immediate family members (parents, siblings, spouses, children) and household members of each of the foregoing groups.

2.4       Material Information.  Information about the Company that the average investor would want to know before deciding whether to buy, sell or hold the Company’s securities (i.e., information potentially affecting the market price of such securities.)

2.5       Non-public Information.  Information that has not been included in the Company’s filings with the Securities and Exchange Commission (“SEC”) or in a press release broadly disseminated to the investing public.  For purposes of this Policy, information is not considered “public” until the third business day after its filing or public release (e.g., where an announcement is made before the opening of securities markets on Monday, information will be “public,” for purposes of this Policy, starting on Wednesday).

2.6       Section 16 Officers.  Officers of the Company who have received notification from Company management as to their obligation to file security-ownership reports with the SEC pursuant to Section 16 of the Securities Exchange Act of 1934.

2.7       Securities.  Common stock, preferred stock or debt securities of the Company (whether presently outstanding or as may be issued in the future) and publicly traded options to sell or buy those securities (warrants, puts, call, etc.)

III.        APPLICATION

3.1       This Policy applies to all Board members, officers, employees and consultants of the Company and members of their households.

3.2       This Policy applies to any and all transactions in Securities, including purchases and sales for an employee’s or consultant’s account in any Company investment or savings plan whether presently in effect or hereafter established.  The “no trade period,” “trading window” and pre-clearance requirements of this Policy do not apply to the exercise of stock options granted by the Company to acquire its common stock, but do apply to any sale of stock issued upon exercise of such an option.

3.3       Board members and Section 16 Officers are subject to certain requirements (e.g., Rule 144, short-swing profits and Section 16 filings) in addition to those discussed in this Policy.

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IV.         PROCEDURE FOR ALL EMPLOYEES AND CONSULTANTS REGARDING TRADING IN COMPANY SECURITIES

4.1       Must not purchase or sell Securities while they have Material, Non-public Information.  This prohibition, which applies until the third business day after such information is made available to the public, includes:

(a)	Purchases or sales by members of the employee’s or consultant’s household.
(b)	Purchases and sales by entities controlled by the employee or consultant (corporations, partnerships, trusts, etc.)

4.2       Must not disclose Material, Non-public Information regarding the Company to other employees, consultants (except on a need-to-know basis), family members or any other third party.  This is to assure that no employee becomes a “tipper,” liable for the trading activities of his or her “tippee.”  (Such disclosure may also violate confidentiality obligations to the Company.)

4.3       Must not participate in any Internet chat room discussions about the Company.

4.4       Must pre-clear purchases and sales of Securities with the Company’s Chief Financial Officer and with outside securities counsel, Blank Rome, LLP.

4.5       May not purchase or sell the securities of another company while they have material, non-public information about the other company learned while performing their job at the Company.

V.        PROCEDURE FOR “INSIDER” EMPLOYEES TRADING IN COMPANY                   SECURITIES

5.1       Covered Persons are exposed to a wider range of material non-public information than their colleagues (e.g., information regarding quarterly results, strategic transactions, or the like), this Policy includes additional restrictions on transactions by such persons.

5.2       Are subject to all restrictions listed for “All Employees.”

5.3       May not trade in Securities during the Blackout Period. Announcement of quarterly financial results almost always has the potential to have a material effect on the market for its securities. Therefore, to avoid even the appearance of trading on the basis of material, non-public information, and to assist compliance with insider trading laws, the Company has created the following blackout periods during which Covered Persons may not trade in the securities of the Company:

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•	From January 1 until the third day following public announcement of fourth quarter and year-end financial results;
•	From April 1 until the third day following public announcement of first quarter financial results;
•	From July 1 until the third day following public announcement of second quarter financial results; and
•	From October 1 until the third day following public announcement of third quarter financial results.

5.4       May not trade in Securities from the time they learn of Material, Non-public Information until the third business day after Material Information is made public (even if otherwise permitted by the preceding paragraph).

5.5       Must pre-clear any transaction in Securities with the Company’s Chief Financial Officer and outside securities counsel, Blank Rome, LLP.

5.6       Are encouraged to trade only in periods of relative stability for the Company, even when they do not know of Material, Non-public Information, and to limit their transactions in Securities to periods immediately after all Material Information has been disclosed in a filing or otherwise.

5.7       May not at any time sell or buy any publicly traded options to sell or buy Securities (warrants, puts, calls, etc.).

5.8       May not at any time engage in any short sale of Securities (i.e., a sale of Securities not owned on the date of sale).

5.9       May not use or pledge Securities as collateral in a margin account with a broker-dealer except under special circumstances approved in writing by the Company’s Chief Financial Officer and may not borrow from a brokerage firm, bank or other entity in order to buy Company securities (other than in connection with a so-called “cashless” exercise of options under the Company’s stock plans) and may not .

5.10       May not place standing orders with brokers for automatic execution of transactions in Securities.  (These orders present too great a risk that the broker will affect a transaction without the employee’s knowledge at a time when the employee has Material, Non-public Information.)

5.11May not pledge company securities as collateral for a loan.

5.12	May not engage in hedging or monetization transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps,

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collars and exchange funds, and may permit a holder to continue to own Company securities but without the full risks and rewards of ownership.

VI.        PROCEDURE FOR BOARD MEMBERS OF COMPANY AND SECTION 16 OFFICERS TRADING IN COMPANY SECURITIES

6.1       Are subject to all restrictions listed for “All Employees” and all restrictions listed for “Insider Employees.”

6.2       Even during a trading window, may not trade in Securities from the time they learn of Material, Non-public Information until the third business day after Material Information is made public.

6.3       Must not buy and sell, or sell and buy, any equity Securities (e.g., common stock, preferred stock) within a period of less than six months.  Profits from any such transaction must be disregarded.

VII.        SPECIAL CIRCUMSTANCES

7.1       From time to time, the Company may determine that it is prudent to restrict trading by certain employees or groups.  Special notifications will be given in those circumstances.

VIII.        EXCEPTION FOR APPROVED 10B5-1 PLANS.

8.1       Trades by members of the Board of Directors,  officers or employees in the Company’s securities that are executed pursuant to an approved 10b5-1 trading plan (a “Trading Plan”) are not subject to the prohibition on trading on the basis of material non-public information contained in this Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.  Only Vice-Presidents or above and limited approved exceptions by the Chief Financial Officer are eligible to participate in a 10b5-1 plan.

SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements.  It does not prevent someone from bringing a lawsuit alleging insider trading.  This Policy permits individuals to adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s securities, including the exercise of options.  Trading Plans are to be implemented only during open windows and when the individual is not aware of any material non-public information.

Any Trading Plan must comply with SEC Rule 10b5-1 and be approved in writing in advance by our Chief Financial Officer. The establishment of

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such a Trading Plan with respect to an individual may be publicly announced by the Company.

Establishing a Trading Plan does not exempt individuals from complying with the Section 16 six-month short swing profit rules or being subject to liability under those rules.

IX.        CONSEQUENCES

9.1       Failure by any Board member or employee to abide by this Policy will result in sanctions, which may include dismissal for cause.  (This Policy is intentionally broader than the law as it is intended to avoid even the appearance of improper conduct.)

9.2       Trading on Material, Non-public Information is a crime subject to significant fines and jail terms for individuals.  In addition, the SEC may seek civil penalties and violators must disgorge any profits made and may be subject to civil liability to private plaintiffs.

9.3       Employers and other controlling persons are also at risk under federal law and may be fined if they fail to take reasonable steps to prevent insider trading.

9.4       Any sanctions imposed upon a Board member or employee for violation of insider trading laws will be the sole responsibility of the individual.  The Company will not cover or indemnify the individual for these costs.

X.        EXAMPLES OF INFORMATION THAT MAY BE MATERIAL

10.1       The following is a non-exclusive list of the types of information that may be considered material:

(a)	Financial performance, especially quarterly and year-end earnings.
(b)	Company projections and strategic plans.
(c)	Significant changes in sales volume.
(d)	Significant developments with respect to products or services.
(e)	Significant pricing changes.
(f)	Potential stock splits, public or private Securities offerings, or other changes in capital structure.
(g)	Changes in dividend policies or amounts.
(h)	Potential significant changes in senior management.

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(i)	Significant litigation or enforcement action (actual or threatened), and the resolution of such action.
(j)	Potential significant mergers and acquisitions, financings or the sale or licensing of assets involving the Company.
(k)	Major events such as changes in accounting policies or marketing plans.

10.2       Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger or acquisition or development of a new product, the point 4 at which negotiations or new product development plans are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material. Keep in mind that materiality is judged in hindsight, and while a development may not seem material at the time, if following its announcement to the public, the Company’s stock price increases or decreases, a plaintiff’s lawyer or the United States Securities and Exchange Commission (“SEC”) will use this fact to demonstrate materiality. If you are unsure whether information is material, you should consult with the Company’s Chief Financial Officer and outside securities counsel, Blank Rome, LLP. before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

XI.        COMPANY TRANSACTIONS.

11.1

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all insider trading laws, rules and regulations, and any applicable listing standards when engaging in transactions in its own securities.

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CORPORATE TRADING POLICY

Policy Receipt Acknowledgement

I hereby acknowledge receipt of the Corporate Trading Policy for Scorpius.  I have read the policy in its entirety and understand the guidelines for trading of Scorpius’ securities as set forth in the Policy.

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